Exhibit 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-253-8876

www.alston.com

John B. Shannon	Direct Dial: 404-881-7466	Email: john.shannon@alston.com

December 20, 2021

FirstCash Holdings, Inc.

1600 West 7th Street

Ft. Worth, Texas 76102

Re:	Post-Effective Amendment to Registration Statements on Form S-8 –

FirstCash Holdings, Inc. 2019 Long-Term Incentive Plan

FirstCash Holdings, Inc. 2011 Long-Term Incentive Plan

FirstCash 401(k) Profit Sharing Plan

Ladies and Gentlemen:

We have acted as counsel to FirstCash Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Post-Effective Amendment (the “Post-Effective Amendment”) to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by FirstCash, Inc. a Delaware corporation (the “Predecessor Registrant”) with the Securities and Exchange Commission (the “Commission”):

•

Registration No. 333-234350, originally covering 3,500,000 shares of Predecessor Registrant’s Common Stock issuable under the FirstCash, Inc. 2019 Long-Term Incentive Plan (the “2019 Long-Term Incentive Plan”);

•

Registration No. 333-214452, originally covering 2,051,867 shares of Predecessor Registrant’s Common Stock issuable under the FirstCash, Inc. 2011 Long-Term Incentive Plan (the “2011 Long-Term Incentive Plan”);

•	Registration No. 333-181837, originally covering 1,260,000 shares of Predecessor Registrant’s Common Stock issuable under the 2011 Long-Term Incentive Plan; and

•

Registration No. 333-106881, originally covering 600,000 shares (as adjusted to reflect stock splits) of Predecessor Registrant’s Common Stock issuable under the FirstCash 401(k) Profit Sharing Plan (the “401(k) Profit Sharing Plan”) (together with an indeterminate amount of interests to be offered or sold pursuant to the 401(k) Profit Sharing Plan).

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

December 20, 2021

The Company became the successor to the Predecessor Registrant on December 16, 2021, pursuant to a reorganization of the Predecessor Registrant into a new holding company structure. To effect the reorganization, the Predecessor Registrant formed the Company and caused the Company to form Atlantis Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of the Company (“Merger Sub”). The new holding company structure was implemented pursuant to Section 251(g) of the Delaware General Corporation Law by the merger of Merger Sub with and into the Predecessor Registrant (the “Merger”).

The Predecessor Registrant survived the Merger as a direct, wholly-owned subsidiary of the Company, and each outstanding share of capital stock of the Predecessor Registrant was converted in the Merger into a share of capital stock of the Company having the same rights, powers, preferences, qualifications, limitations and restrictions.

Immediately following the Merger, the Company assumed all of the Predecessor Registrant’s rights and obligations under all of its equity incentive plans and related agreements, including obligations with respect to the issuance of shares pursuant to the 2019 Long-Term Incentive Plan, the 2011 Long-Term Incentive Plan and the 401(k) Profit Sharing Plan (the three plans, collectively, are referred to as the “Plans”).

In accordance with paragraph (d) of Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), the Post-Effective Amendment is being filed by the Company, as the successor registrant to Predecessor Registrant, to expressly adopt the Registration Statements as its own registration statements for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Registration Statements, as amended by the Post-Effective Amendment, relate to the offer and sale by the Company of shares of its Common Stock (the “Shares”) under the Plans.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, of the Company deemed by us to be relevant to this opinion letter, the Plans and the Registration Statements. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies.

December 20, 2021

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinions hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Our opinions set forth below are limited to the General Corporation Law of the State of Delaware, applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such General Corporation Law and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Plans, and we do not express any opinion herein concerning any other laws.

We are furnishing this opinion letter pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The opinion letter is provided for use in connection with the transactions contemplated by the Registration Statements and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinions rendered by us consist of those matters set forth in the immediately following paragraph, and no opinions may be implied or inferred beyond the opinions expressly stated.

Based on the foregoing, it is our opinion that the Shares to be issued under the 2019 Long-Term Incentive Plan, the 2011 Long-Term Incentive Plan and the 401(k) Profit Sharing Plan are duly authorized, and, when issued by the Company in accordance with the terms of such plans, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and to the use of our name wherever appearing in the Registration Statements. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

ALSTON & BIRD LLP

By:	/s/ John B. Shannon
John B. Shannon, Partner